Exhibit 99.1

SharpLink Gaming Regains Full Compliance with

Nasdaq Continued Listing Standards

MINNEAPOLIS – (GLOBE NEWSWIRE) – February 8, 2024 – SharpLink Gaming Ltd. (Nasdaq: SBET) (“SharpLink” or the “Company”) today announced that it received formal notification from the Nasdaq Stock Market (“Nasdaq”) that its deficiency under Listing rule 5550(b) has been cured, and that the Company is back in compliance with all applicable continued listing standards. As a result, the hearing before the Nasdaq Listing Qualifications Panel, originally scheduled for February 20, 2024, has been cancelled; and SharpLink’s ordinary shares will continue to be listed and traded on Nasdaq.

About SharpLink Gaming Ltd.

Founded in 2019, SharpLink is an online performance marketing company that delivers unique fan activation solutions to its sportsbook and casino partners. Through its iGaming and affiliate marketing network, known as PAS.net, SharpLink focuses on driving qualified traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. In fact, PAS.net won industry recognition as the European online gambling industry’s Top Affiliate Website and Top Affiliate Program for four consecutive years by both igamingbusiness.com and igamingaffiliate.com. For more information, please visit www.sharplink.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its affiliate marketing business, the potential benefits of the Company’s products, services and technologies and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, government regulation of online betting, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. The Company does not undertake any responsibility to update the forward-looking statements in this release.

CONTACT INFORMATION:

INVESTOR AND MEDIA RELATIONS

ir@sharplink.com